EXHIBIT 2.1


                            STOCK EXCHANGE AGREEMENT

                                BETWEEN AND AMONG

                         MIGRATION DEVELOPMENTS LIMITED,

                       COL CHINA ONLINE INTERNATIONAL INC.

                                       AND

               THE SHAREHOLDERS OF MIGRATION DEVELOPMENTS LIMITED

                                  June 8, 2000

                            STOCK EXCHANGE AGREEMENT
                                TABLE OF CONTENTS



1.    DEFINITIONS............................................................1

1.1.       "BVI Act".........................................................1

1.2.       "Closing".........................................................1

1.3.       "Code"............................................................1

1.4.       "COL China Online"................................................2

1.5.       "COL China Online Business".......................................2

1.6.       "COL China Online Common Stock"...................................2

1.7.       "Constituent Corporations"........................................2

1.8.       "Delaware Law"....................................................2

1.9.       "Exchange"........................................................2

1.10.      "Execution Date"..................................................2

1.11.      "Material Adverse Change" or "Material Adverse Effect"............2

1.12.      "Migration".......................................................2

1.13.      "Migration Common Stock"..........................................2

1.14.      "Migration's Business"............................................2

1.15.      "Migration Shareholders"..........................................2

1.16.      "1933 Act"........................................................2

1.17.      "1934 Act"........................................................2

1.18.      "SEC".............................................................2

1.19.      "Subsidiary"......................................................3

1.20.      "Transfer Agent"..................................................3


2.    THE EXCHANGE; ADDITIONAL AGREEMENTS....................................3

2.1.       Exchange..........................................................3

2.2.       Effective Date....................................................3

2.3.       Expenses; Liability...............................................3

2.4.       Covenant Not To Compete...........................................3


3.    DIRECTORS..............................................................4


4.    EXCHANGE OF SHARES.....................................................4

4.1.       Exchange Of Shares................................................4

4.2.       Mechanics Of Exchange.............................................5


5.    REPRESENTATIONS AND WARRANTIES OF COL CHINA ONLINE.....................5

5.1.       Organization And Standing.........................................5

5.2.       No Subsidiaries...................................................5

5.3.       Capitalization....................................................5

5.4.       Authority; Non-Contravention......................................5

5.5.       Governmental Consents.............................................6

5.6.       Disclosure........................................................6


6.    REPRESENTATIONS AND WARRANTIES OF MIGRATION............................6

6.1.       Organization And Standing.........................................7

6.2.       Subsidiaries......................................................7

6.3.       Capitalization....................................................7

6.4.       Authority; Non-Contravention......................................7

6.5.       Contracts And Commitments.........................................8

6.6.       Compliance With Other Instruments.................................8

6.7.       Litigation And Claims.............................................8

6.8.       Insurance.........................................................8

6.9.       Governmental Consents.............................................9

6.10.      Disclosure........................................................9

6.11.      Actions...........................................................9

6.12.      Taxes.............................................................9

6.13.      Employees; No Retirement Obligations.............................10

6.14.      Books And Records................................................10

6.15.      Copies Of Documents..............................................10

6.16.      Employees, Officers, Directors, And Consultants..................10

6.17.      Documents Delivered..............................................10

6.18.      No Material Changes..............................................10

6.19.      Assets; Undisclosed Liabilities..................................12

6.20.      No Encumbrances..................................................12

6.21.      No Encumbrances On Migration Common Stock........................12

6.22.      Real Estate......................................................12

6.23.      Restricted Stock.................................................12


7.    CERTAIN AGREEMENTS....................................................12

7.1.       Access And Information...........................................12

7.2.       Shareholders Authorization.......................................13

7.3.       Operation Of Business............................................13

7.4.       Preservation Of Business.........................................13

7.5.       Tax Cooperation..................................................13

7.6.       Interim Operations...............................................14

7.7.       Accuracy Of Representations......................................15

7.8.       Consents, Waivers And Approvals..................................15

7.9.       Notice Of Breach Of Warranty.....................................16

7.10.      Additional Documents; Further Assurances.........................16

7.11.      Notice Of Inaccurate Information.................................16

7.12.      Publicity........................................................16

8.    CONDITIONS TO PERFORMANCE BY ALL PARTIES..............................16

9.    CONDITIONS PRECEDENT TO PERFORMANCE BY MIGRATION......................16

10.   CONDITIONS PRECEDENT TO PERFORMANCE BY COL CHINA ONLINE...............17

11.   INDEMNIFICATION BY COL CHINA ONLINE...................................19

12.   INDEMNIFICATION BY MIGRATION AND THE MIGRATION SHAREHOLDERS...........19

13.   NOTICE OF CLAIM.......................................................20

14.   CLOSING...............................................................21

15.   TERMINATION AND ABANDONMENT OF THE EXCHANGE...........................22

15.1.      Termination......................................................22

15.2.      Effect Of Termination............................................22


16.   AMENDMENT OR WAIVER...................................................22

17.   ENTIRE AGREEMENT......................................................22

18.   NOTICE................................................................22

19.   SEVERABILITY..........................................................23

20.   HEADINGS..............................................................23

21.   COUNTERPARTS..........................................................23

22.   EXPENSES..............................................................23

23.   NATURE AND SURVIVAL OF REPRESENTATIONS................................23

24.   BENEFITS AND ASSIGNMENT...............................................23

25.   SPECIFIC PERFORMANCE..................................................23

26.   BROKERS...............................................................24

27.   COSTS.................................................................24

28.   TERMINATION ON DEFAULT................................................24

29.   CHOICE OF LAW.........................................................24

                            STOCK EXCHANGE AGREEMENT
                                BETWEEN AND AMONG
                         MIGRATION DEVELOPMENTS LIMITED,
                       COL CHINA ONLINE INTERNATIONAL INC.
                                       AND
               THE SHAREHOLDERS OF MIGRATION DEVELOPMENTS LIMITED


     THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into to be effective as of June 8, 2000 (the "Effective Date"), between and among Migration Developments Limited, a British Virgin Islands corporation ("Migration"), COL China Online International Inc., a Delaware corporation ("COL China Online"), and First Strike Securities Limited, a British Virgin Islands corporation, and Honview International Limited, a Hong Kong corporation (together, the "Migration Shareholders"). Each of Migration, COL China Online and the Migration Shareholders may be referred to individually as a "Party", and all of Migration , COL China Online and the Migration Shareholders may be referred to collectively as the "Parties".

     RECITALS

     A. The Parties to this Agreement desire to effect an exchange (the "Exchange") pursuant to which COL China Online will deliver to the Migration Shareholders 40,200,000 shares of restricted common stock of COL China Online in exchange for all the issued and outstanding shares of common stock of Migration. As a result of the Exchange, COL China Online will own all the issued and outstanding securities of Migration, and Migration will become a wholly owned subsidiary of COL China Online. Migration has no outstanding securities except for the shares of its common stock to be delivered to COL China Online pursuant to the terms of this Agreement.

     B. The Board Of Directors of COL China Online and the Migration Shareholders have reviewed and approved this Agreement and have determined that the Exchange should be consummated pursuant to the terms and conditions hereinafter set forth in this Agreement.

     C. The Parties desire to effectuate the Exchange as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     AGREEMENT

     In consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

     1. Definitions. As used in this Agreement the following terms have the meanings indicated:


          1.1. "BVI Act" refers to The International Business Companies Act of the Territory of the British Virgin Islands.

          1.2. "Closing" refers to the consummation of the transactions contemplated by this Agreement, as specified in Section 1.4 hereof.

          1.3. "Code" refers to the Internal Revenue Code of 1986, as amended.

          1.4. "COL China Online" refers to COL China Online International, Inc., a Delaware corporation.

          1.5. "COL China Online Business" refers to the consulting services to ISPs, e-commerce business, and physical network engineering and related software development carried on throughout China by COL China Online prior to the Closing and any other business in which COL China Online is engaged or in which COL China Online plans to engage following the Closing.

          1.6. "COL China Online Common Stock" refers to the $.001 par value common stock of COL China Online.

          1.7. "Constituent Corporations" refers to COL China Online and Migration, collectively.

          1.8. "Delaware Law" refers to the Delaware General Corporation Law.

          1.9. "Exchange" refers to the exchange of 40,200,000 shares of COL China Online Common Stock for all the issued and outstanding Migration Common Stock pursuant to the terms and conditions of this Agreement.

          1.10. "Execution Date" refers to the date on which this Agreement is signed by the last to sign of all the signatories to this Agreement.

          1.11. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to COL China Online or Migration, as the case may be, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of COL China Online or Migration, as the case may be.

          1.12. "Migration" refers to Migration Developments Limited , a British Virgin Islands limited corporation.

          1.13. "Migration Common Stock" refers to the $1.00 par value common stock of Migration.

          1.14. "Migration's Business" refers to the consulting services to ISPs, e-commerce business, and physical network engineering and related software development carried on throughout China by Migration prior to the Closing and any other business in which Migration is engaged or in which Migration plans to engage following the Closing.

          1.15. "Migration Shareholders" means First Strike Securities Limited and Honview International Limited, who at the Effective Date and the Closing will own all the outstanding Migration Common Stock.

          1.16. "1933 Act" refers to the Securities Act of 1933, as amended.

          1.17. "1934 Act" refers to the Securities Exchange Act of 1934, as amended.

          1.18. "SEC" refers to the United States Securities And Exchange Commission.

          1.19. "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which COL China Online or Migration, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          1.20. "Transfer Agent" refers to American Securities Transfer and Trust, Inc., located at 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

       2. The Exchange; Additional Agreements.
          ------------------------------------

          2.1. Exchange.. Subject to the terms and conditions hereof, at the Closing, COL China Online shall deliver to the Migration Shareholders 40,200,000 shares of COL China Online Common Stock in exchange for all the issued and outstanding shares of Migration Common Stock, constituting all the outstanding securities of Migration, with COL China Online then being the sole shareholders of Migration.

          2.2. Effective Date. Subject to compliance by the Parties with the covenants and agreements of, and satisfaction of the conditions contained in, this Agreement, the Parties shall take all actions as are required by law to make the Exchange effective. Upon the Closing of this Agreement, the Exchange shall become effective as of the Effective Date.

          2.3. Expenses; Liability. The Migration Shareholders shall be responsible for all liabilities incurred in connection with its business prior to the Effective Date.

          2.4. Covenant Not To Compete.
               ------------------------

               2.4.1. At the Closing, COL China Online shall cause Power to enter into an agreement (the "Noncompetition Agreement") providing for the restrictions imposed on pursuant to this Section 2.4. Until the later to occur of two (2) years after the Effective Date and one (1) year following the termination of Power's employment with COL China Online, without the prior written consent of COL China Online, Power will not directly or indirectly engage in (whether as a principal, consultant, proprietor, sales representative, shareholder, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

               2.4.2. As used herein, the terms:

                    2.4.2.1. "Restricted Business" shall mean any business selling any products or services in competition with the business of COL China Online or Migration or with the COL China Online Business or the Migration Business or with the business of any entity controlled by or under common control with COL China Online or Migration, as of the Effective Date and/or as of any date during the period set forth in Section 2.4.1.

                    2.4.2.2. "Restricted Territory" shall mean the United States, China or anywhere in the world outside the United States and China where COL China Online or Migration or any entity controlled by or under common control with COL China Online or Migration conducts business.

               2.4.3. If any restriction set forth in this Section 2.4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

       3. Directors. At the Effective Date, the officers and directors of Migration shall resign and COL China Online, as the then-owner of all the outstanding Migration Common Stock, shall cause the following to be elected as the directors of Migration beginning as of the Effective Date: Brian Power, K.C. Chan, Paul Wong and Zhang Qi Yu (the "New Board"). The New Board shall elect the following to serve in the offices indicated beginning as of the Effective Date:
Brian Power - Chief Executive Officer and Secretary.

       4. Exchange Of Shares.
          -------------------

          4.1. Exchange Of Shares. At the Closing the following shall occur:
               ------------------

               4.1.1. COL China Online shall deliver to the Migration Shareholders 40,200,000 shares of restricted COL China Online Common Stock in exchange for all outstanding shares of Migration Common Stock owned by the Migration Shareholders, and the Migration Shareholders shall deliver to COL China Online a Migration stock certificate representing all shares of Migration Common Stock owned by the Migration Shareholders together with a duly executed stock power and assignment transferring those shares to COL China Online.

               4.1.2. No fractional shares of COL China Online Common Stock will be issued. The Migration Shareholders shall receive the number of shares of COL China Online Common Stock set forth below:

--------------------------------------------------------------------------------
                                        Shares of               Shares of COL
                                     Migration Common        China Online Commom
        Migration Shareholders         Stock Held            Stock to be Issued
        ----------------------       -----------------     ---------------------
--------------------------------------------------------------------------------
First Strike Securities Limited          21,580                   17,350,320
--------------------------------------------------------------------------------
Honview International Limited            28,420                   22,849,680
--------------------------------------------------------------------------------
                  Totals                 50,000                   40,200,000
--------------------------------------------------------------------------------

          4.2. Mechanics Of Exchange. At the Closing, the Migration Shareholders shall surrender any and all certificates representing all the outstanding securities of Migration, together with any other reasonably required documents, to COL China Online, and the Migration Shareholders shall be entitled, upon surrender, to receive in exchange therefor certificates representing shares of COL China Online Common Stock in accordance with the terms of this Agreement. If any certificate for COL China Online Common Stock is to be issued in a name other than that in which the certificate for shares of Migration Common Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other taxes or fees required by reason of the issuance of certificates for COL China Online Common Stock in a name other than that of the registered holder of the Migration certificate surrendered. If any Migration certificates representing shares of Migration Common Stock shall have been lost or destroyed, the Migration Shareholders who are the registered owners of those shares may obtain the certificate representing the COL China Online Common Stock to which the Migration Shareholders are entitled by reason of the consummation of the Exchange, provided that the Migration Shareholders deliver to COL China Online and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or in certain cases a bond satisfactory to COL China Online and the Transfer Agent indemnifying COL China Online and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates are thereafter presented to COL China Online or the Transfer Agent for exchange.

       5. Representations And Warranties Of COL China Online. COL China Online represents and warrants to Migration and theMigration Shareholders as follows:

          5.1. Organization And Standing. COL China Online is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. COL China Online has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. COL China Online is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of COL China Online taken as a whole. COL China Online has furnished Migration or Migration's counsel with copies of its Certificate Of Incorporation, as amended, and Bylaws. These copies are true, correct and complete in the form in which they now exist and contain all amendments through the date of this Agreement.

          5.2. No Subsidiaries. COL China Online has no partially or wholly owned, direct or indirect, Subsidiaries.

          5.3. Capitalization. COL China Online's entire authorized capital stock consists of 100,000,000 shares of COL China Online Common Stock, par value $.001 per share and 5,000,000 shares of COL China Online preferred stock, par value $.001 per share. At June 7, 2000 there were 8,300,000 shares of COL China Online Common Stock issued and outstanding. There are no shares of COL China Online's preferred stock outstanding.

          5.4. Authority; Non-Contravention. COL China Online has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by COL China Online of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors, and, except for the corporate filings required by state law, no other corporate proceedings on the part of COL China Online are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by COL China Online and (assuming the due authorization, execution and delivery hereof by

Migration) constitutes a valid and binding obligation of COL China Online enforceable against COL China Online in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of COL China Online under any provision of
(i) the Certificate Of Incorporation, as amended, or Bylaws (true and complete copies of which as of the date hereof have been delivered to Migration) of COL China Online, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, other agreement, instrument, permit, concession, franchise or license applicable to COL China Online, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to COL China Online or to any of its properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on COL China Online, materially impair the ability of COL China Online to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

          5.5. Governmental Consents. Except for actions that have been or will be taken prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of COL China Online is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

          5.6. Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of COL China Online, or by any of the directors or officers of COL China Online, in connection with the transactions contemplated hereby, contains any untrue statement (attributable to COL China Online) of a material fact. There is no fact known to COL China Online which would cause a Material Adverse Effect on the business, prospects or financial condition of COL China Online or any of COL China Online's properties or assets taken as a whole, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates, SEC filings by COL China Online, if any, or statements in writing furnished in connection with the transactions contemplated by this Agreement. COL China Online has fully provided Migration with all the written information that Migration has requested for the purpose of deciding whether to consummate the Exchange. COL China Online agrees that, during the period between execution of this Agreement and the date of the Closing, COL China Online will provide all additional information that Migration reasonably requests.

       6. Representations And Warranties Of Migration. Migration agrees, represents and warrants to COL China Online as follows:

          6.1. Organization And Standing. Migration is a corporation duly organized, validly existing and in good standing under the laws of the Territory of the British Virgin Islands. Migration has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. Migration is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of Migration taken as a whole.

          6.2. Subsidiaries. Migration has no partially or wholly owned, direct or indirect, Subsidiaries, except for Shenzhen Rayes Electronic Network System Co., Ltd., a Sino Foreign Joint Venture registered in China, and Shanghai Tongji Construction Materials Technology Sales Service Co., Ltd., a privately-owned limited liability company incorporated in China.

          6.3. Capitalization. Migration's entire authorized capital stock consists of 50,000 shares of Migration Common Stock. As of the date of this Agreement and the date of Closing, there are and will be 50,000 shares of Migration Common Stock issued and outstanding, all of which are and will be held by the Migration Shareholders in the amounts set forth in Section 4.1.2 of this Agreement. There are no shareholders of Migration or owners of any equity interests in Migration other than the Migration Shareholders.

               Migration has granted no warrant, call, option, convertible security or other agreement or right (contingent or otherwise) to purchase or acquire any Migration Common Stock or any other capital stock of Migration, and Migration has no other commitments to issue such warrant, call, option, convertible security or other right. Migration has no obligation, contingent or otherwise, to purchase, redeem, or otherwise acquire any shares of Migration's capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, except as permitted by this Agreement.

          6.4. Authority; Non-Contravention. Migration has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Migration of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors and by the Migration Shareholders, and except for the corporate filings required by state law, no other corporate proceedings on the part of Migration are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Migration and (assuming the due authorization, execution and delivery hereof by COL China Online) constitutes a valid and binding obligation of Migration enforceable against Migration in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Migration under, any provision of (i) the Memorandum and Articles Of Association (true and complete copies of which as of the date hereof have been delivered to COL China Online) of Migration, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Migration, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Migration or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Migration, materially impair the ability of Migration to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          6.5. Contracts And Commitments. Other than this Agreement and the agreements and documents contemplated herein, all agreements, contracts, indebtedness, liabilities and other obligations known to Migration to which Migration is a party or by which Migration is bound or subject, which are material to the conduct and operations of its business, have been made available for inspection by COL China Online at the offices of Migration. All of these contracts and other agreements are valid and binding upon Migration in accordance with their terms, and neither Migration nor, to the knowledge of Migration, any other party is in default, nor has Migration received or sent notice of default or of any unresolved claim, under any such contracts or other agreements. No approval or consent of any person is needed in order that these contracts and other agreements continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

          6.6. Compliance With Other Instruments. Migration is not in violation of any term of its Memorandum and Articles of Association, or in any respect material to the business and operations of Migration taken as a whole of any contract, agreement, instrument, judgment, decree, or order. To the best of Migration's knowledge Migration is not in violation of any material federal, state, or local law, ordinance, statute, rule or regulation or any other material requirement of any governmental or regulatory body, court or arbitrator applicable to the business of that entity. Migration holds, or believes that in the ordinary course of business it will be able to obtain, all licenses, permits, orders and approvals of any foreign, federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the business of Migration (collectively, "Permits"). All Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Migration, threatened to revoke or limit any Permit.

          6.7. Litigation And Claims. There is no action, suit, claim or legal, administrative or arbitral proceeding or investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending and known to Migration or known and currently threatened against Migration or any properties or assets of any of them, nor to the knowledge of Migration is there a basis therefor which questions the validity of this Agreement or the right of Migration to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any Material Adverse Change in the assets, condition, affairs or prospects of Migration, financially or otherwise, nor does Migration know of any meritorious basis for the foregoing. Neither Migration nor any properties or assets of Migration is a party or subject to the provisions of any order, writ, injunction, judgment, award or decree of any court or government or regulatory agency or instrumentality or arbitration tribunal of a material nature. All notices required to have been given to any insurance company listed as insuring against any action, suit or claim have been timely and duly given and no insurance company has asserted, orally or in writing, that such claim is not covered by the applicable policy relating to such claim.

          6.8. Insurance. Migration maintains insurance coverage that it believes is adequate and is consistent with industry standards.

          6.9. Governmental Consents. Except for actions that have been or will be taken prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of Migration is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

          6.10. Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Migration, or by any of the directors or officers of Migration in connection with the transactions contemplated hereby, contains any untrue statement (attributable to Migration) of a material fact. There is no fact known to Migration which would cause a Material Adverse Effect on the business, prospects or financial condition of Migration or any of its respective properties or assets taken as a whole, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. Migration has fully provided COL China Online with all the written information that COL China Online has requested for the purpose of deciding whether to consummate the Exchange. Migration agrees that, during the period between execution of this Agreement and the date of the Closing, Migration will provide all additional information that COL China Online reasonably requests.

          6.11. Actions. Except as otherwise set forth in this Agreement or the Schedules hereto, during the period from the Execution Date to and including the date of Closing, Migration will not have (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (b) made any loans or advances to any officer, director or shareholder, (c) sold, transferred, exchanged or otherwise disposed of any of its assets or rights, (d) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (e) made any capital expenditure or commitment therefor, (f) made any bonus or profit sharing distribution or payment of any kind, (g) written-off as uncollectable any notes or accounts receivable, (h) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any officer, director, employee or consultant, (i) cancelled or waived any claims or rights, (j) made any change in any method of accounting or auditing practice, (k) otherwise conducted its business or entered into any transaction, other than in the usual and ordinary manner and in the ordinary course of its business, or (l) agreed, whether or not in writing, to do any of the foregoing. Migration will cause all outstanding bank debt to be paid in full prior to the Effective Time.

          6.12. Taxes. All income, excise, occupation, franchise, and other taxes, duties or charges levied, assessed or imposed upon Migration by the United States or by any government, state, municipality or governmental subdivision have been duly paid or adequately provided for or are being timely and properly contested, and all income, excise, franchise and other tax reports or other reports required by law or regulation have been duly filed or extensions have been duly obtained. All federal, state or other tax returns of Migration have been filed by Migration as required with the appropriate governmental agency and all assessments with respect to such periods have been paid or adequately provided for or are being timely and properly contested. Since its inception on May 18, 1998, (a) no audit of any federal, state, local or other tax returns of Migration has been conducted, is in progress or, to Migration's knowledge, has been threatened, (b) Migration has not waived any statute of limitations with respect to any of its tax liabilities, including, without limitation, liability for federal income or any other taxes for any period prior to the date hereof, and (c) no consents have been filed pursuant to
Section 341(f) of the Code by Migration or any transferor corporation to Migration.

          6.13. Employees; No Retirement Obligations. Migration has no obligation to any employee under any pension, retirement or similar plan or obligation, whether of a legally binding nature or in the nature of informal understandings. Migration has no employment contracts, collective bargaining agreements, health, medical, long-term disability, dental, overriding royalty plans, or pension, bonus, profit-sharing, stock option, or 401(k) plans, or other agreements providing for employee remuneration or benefits, or any consulting, commission or fee agreements with independent contractors, except for relationships with accounting and law firms that may be terminated by Migration at any time without payment of any penalty or other amounts other than fees and expenses previously incurred.

          6.14. Books And Records. With respect to matters occurring since the inception of Migration, the minute books of Migration contain complete and accurate records of all meetings and other corporate actions of Migration's shareholders, Board Of Directors and all committees, if any, appointed by the Board Of Directors.

          6.15. Copies Of Documents. Migration has caused to be made available, to the extent reasonably requested by COL China Online, for inspection and copying by COL China Online and its advisors, true, complete and correct copies of all documents referred to in any Schedule furnished by Migration to COL China Online.

          6.16. Employees, Officers, Directors, And Consultants. Migration has no commitment or agreement to continue to employ or retain, or to compensate in any manner, any employee, agent, consultant, officer, director or other representative of Migration after the Effective Date and, as of the Effective Date, Migration is not indebted to any such person and, also as of the Effective Date, Migration has no other liability to any such person. None of such persons has made a written threat to Migration or to any of Migration's officers or directors concerning such person's relationship with Migration.

          6.17. Documents Delivered. Migration has furnished to COL China Online for its examination true and complete copies of the following: (a) the Memorandum and Articles Of Association of Migration; (b) the minute book of Migration, containing all records required to be set forth concerning all proceedings, consents, actions and meetings of the shareholders and the Board Of Directors of Migration; and (c) all material permits, orders, and consents (issued by a governmental or quasi-governmental authority) received by Migration, or with respect to any security of Migration, and all applications for such permits, orders and consents, except for permits, orders and consents, or applications therefor, issued to or received by Migration in the ordinary course of Migration's business. No amendments will be made to the Memorandum or Articles Of Association of Migration prior to the Closing without COL China Online's consent.

          6.18. No Material Changes. From the Execution Date through the date of the Closing, none of the following has occurred without the written consent of COL China Online:

                6.18.1. Any material transaction by Migration;

                6.18.2. Any capital expenditure in excess of US $10,000 by Migration;

                6.18.3. Any changes in the condition (financial or otherwise), liabilities, assets, or business of Migration that, when considered individually or in the aggregate, have a Material Adverse Effect except for general political, economic or industry changes that Migration reasonably believes COL China Online already has knowledge of from sources other than Migration;

                6.18.4. The destruction of, damage to, or loss of any asset of Migration (regardless of whether covered by insurance) as a direct or indirect result of the action or inaction of Migration that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of Migration;

                6.18.5. Any labor matters or other events or conditions of any character that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) of Migration except for general political, economic or industry changes that Migration reasonably believes COL China Online already has knowledge of from sources other than Migration;

                6.18.6. Any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Migration;

                6.18.7. Any issuance or sale or authorization for issuance or sale of additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating Migration to issue shares of its capital stock;

                6.18.8. The declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Migration, or any direct or indirect redemption, purchase or other acquisition by Migration of any of its shares of capital stock, except as otherwise permitted in this Agreement;

                6.18.9. Any increase in the salary or other compensation payable or to become payable by Migration to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment by Migration of a bonus or other additional salary or compensation to any such person;

                6.18.10. The amendment or termination of any contract, agreement, or license to which Migration is directly a party, except for amendment or termination of customer contracts in the ordinary course of Migration's business.

                6.18.11. Any loan by Migration to any person or entity, or the guaranteeing by Migration of any loan;

                6.18.12. Any mortgage, pledge or other encumbrance of any asset of Migration by Migration or as a direct or indirect result of the action or inaction of Migration;

                6.18.13. The waiver or release of any right or claim of Migration by Migration;

                6.18.14. Any other events or conditions of any character within the knowledge of Migration that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business or assets of Migration except for general political, economic or industry events or conditions that Migration reasonably believes COL China Online already has knowledge of from sources other than Migration;

                6.18.15. The issuance or sale by Migration of any shares of its capital stock of any class, or of any other of its securities;

                6.18.16. The granting, by Migration, exercise or expiration of options or other rights to purchase securities of Migration; or

                6.18.17. Any agreement by Migration to do any of the things described in this Section 6.18.

          6.19. Assets; Undisclosed Liabilities. Notwithstanding any other provision of this Agreement, at the Effective Date, Migration does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including any debt, liability or obligation relating to or arising out of any act, transaction, circumstance or state of facts that occurred or existed on or before the Execution Date or the date of Closing.

          6.20. No Encumbrances. All of Migration's interests in tangible and intangible property are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (a) the lien of current taxes not yet due and payable; and (b) matters that, in the aggregate, are not substantial and do not materially detract from or interfere with the present or intended use of these assets, or do not materially impair the business operations of Migration.

          6.21. No Encumbrances On Migration Common Stock. The Migration Common Stock being exchanged by the Migration Shareholders is owned by the Migration Shareholders free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments by which the Migration Shareholders are or may become obligated to transfer those shares of Migration Common Stock other than pursuant to this Agreement.

          6.22. Real Estate. Migration owns no real estate property and has no obligation to pay any real estate tax to the appropriate governmental agencies. Migration does not occupy any real property in violation of any law, regulation or decree.

          6.23. Restricted Stock. The Migration Shareholders understand and agree that the issuance of the shares of COL China Online Common Stock has not been registered under federal or state securities laws and the shares of COL China Online Common Stock are "restricted" securities as defined in Rule 144 under the 1933 Act. The Migration Shareholders understand and agree that no holder of Migration Common Stock may sell, offer for sale, transfer, pledge or hypothecate the shares of COL China Online Common Stock received pursuant to this Agreement in the absence of an effective registration statement covering that transaction, under all applicable federal and state securities laws, unless that transaction is exempt from registration under all applicable federal and state securities laws, including an exemption under Rule 144 promulgated under the 1933 Act.

       7. Certain Agreements.

          7.1. Access And Information. Migration shall give to COL China Online and its representatives, and COL China Online shall give to Migration and its representatives, during normal business hours from the Execution Date until the Effective Date, full access to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to Migration or COL China Online, respectively, with all information reasonably requested by the other Party. Except as agreed to by Migration and COL China Online, all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the Party from which they were obtained. At the Closing, Migration shall deliver to COL China Online all books, contracts, and records (including tax returns and insurance policies) of or relating to Migration.

          7.2. Shareholders Authorization. Migration shall provide COL China Online with evidence of the approval of this Agreement and the transactions contemplated by this Agreement by the Migration Shareholders in accordance with all applicable laws and the governing documents of Migration.

          7.3. Operation Of Business. Each of Migration and COL China Online agrees with the other that from the Execution Date to the Effective Date, except as otherwise consented to or approved by the other in writing, each will operate its business as presently operated in the ordinary course, and, consistent with those operations, each of Migration and COL China Online will substantially comply with all applicable legal and contractual obligations, except where noncompliance will not cause a Material Adverse Effect on their respective operations, and will use its best efforts consistent with past practices to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and neither Migration nor COL China Online, without the written consent of the other Party, (a) shall institute nor use any methods of purchase, sale, lease, management, accounting or operation that are inconsistent with practices normally followed or that vary substantially from those methods used by that Party as of the date of this Agreement, (b) will take any action (or omit to take any action) which action or omission would cause any representation to be untrue at any time prior to the Effective Date as if that representation or warranty were made at and as of the Effective Date, or make any change in any method of reporting income or expenses for federal income tax purposes.

          7.4. Preservation Of Business. Unless it has the written consent of the other Party to this Agreement, Migration and COL China Online will each use its best efforts to preserve its business organization intact and to preserve its present relationships with suppliers, customers and others having business relationships with it.

          7.5. Tax Cooperation.

               7.5.1. After the Effective Date, each of COL China Online, Migration and the Migration Shareholders shall cooperate, and cause their respective directors, employees, officers and representatives to cooperate, with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any tax return or report, amended return or report, claim for refund in any tax claim or litigation in respect of COL China Online or Migration, or Migration's or COL China Online's activities, which cooperation shall include, but not be limited to, making available to the other all information, records, and documents in their possession relating to the liabilities for taxes associated with COL China Online or Migration, except as may be limited by this Agreement. COL China Online and Migration also shall make available to the other, as reasonably requested and available, the personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with taxes as well as related litigation. Any information provided or obtained pursuant to this Section 7.5.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation. The Migration Shareholders, with the assistance of Migration and COL China Online as requested and furnished pursuant to this Section 7.5.1, shall prepare and file a federal and state tax return on behalf of Migration for the year ended December 31, 1999, which tax return shall be filed by the applicable due date including applicable extensions. Copies of the tax return filed pursuant to this Section 7.5.1 shall be promptly provided to each Party. The Migration Shareholders shall cause the tax return to be prepared in sufficient detail to determine the tax basis of the investments as of the Effective Date.

               7.5.2. Migration and COL China Online shall provide written notice to the other on or before 15 days after learning of any pending or threatened tax audit, tax assessment or tax proceeding related to Migration or COL China Online for whole or partial periods for which a claim for payment or reimbursement may be made by the Migration Shareholders or COL China Online against the other. The notice required by the previous sentence shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall include copies of any notice or other document received from any tax authority in respect of any such matters. If a Party (the "Claiming Party") has knowledge of an asserted tax liability with respect to a matter for which that Claiming Party may make a claim against the other Party (the "Defending Party") and the Claiming Party fails to give the Defending Party prompt notice of that asserted tax liability as required by this Section 7.5.2 and (i) if the Defending Party is precluded by the failure to receive prompt notice from contesting the asserted tax liability in both the administrative and judicial forums, then the Defending Party shall have no responsibility for any taxes or penalties arising out of that asserted tax liability, and (ii) if the Defending Party is not so precluded from contesting, but such failure to receive prompt notice results in a detriment to the Defending Party, then any amount that the Defending Party is otherwise required to pay to the Claiming Party pursuant to this Agreement shall be reduced by the amount of such detriment, provided that the Claiming Party shall nevertheless be entitled to full payment as provided pursuant to this Agreement to the extent, and only to the extent, that the Claiming Party can establish that the Defending Party was not prejudiced by such failure.

               7.5.3. In the event of an audit or dispute with a taxing authority over taxes for which a Party is primarily liable pursuant to this Agreement, that Party will be entitled to control the proceedings related to those taxes (including action taken to pay, compromise, or settle those taxes), provided that COL China Online, Migration and the Migration Shareholders shall jointly control, in good faith with each other, any proceeding related to a taxable period that begins before and ends after the Effective Date and which COL China Online, Migration, and/or the Migration Shareholders have liability for pursuant to this Agreement, provided further, however, that COL China Online will in any event be entitled to solely control any proceeding that relates to or impacts a consolidated, combined or unitary return filed in any jurisdiction by Migration and COL China Online. Reasonable out-of-pocket expenses with respect to such contest shall be borne by the Parties in proportion to their responsibility for those taxes as set forth in this Agreement. The Party that is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

               7.5.4. COL China Online, Migration and the Migration Shareholders shall have possession of their own and their subsidiaries', if applicable, tax records after the Closing. COL China Online, Migration and the Migration Shareholders shall make available to each other for inspection and copying during normal business hours, in connection with the preparation of tax returns, audits and litigation, all tax records in their possession relating to COL China Online, Migration or the Migration Shareholders or their respective activities for a period prior to the Effective Date, taxable periods for which COL China Online, Migration and the Migration Shareholders may share tax liabilities, and tax records that are relevant to periods following the Effective Date. COL China Online, Migration and the Migration Shareholders shall preserve and keep all such tax records in their possession until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law, but in any event for a period not less than seven years after the Tax Closing Date. Notwithstanding the foregoing, any of the Parties may dispose of those records provided 90 days advance written notice of the intent to dispose is given to other Party. Such notice shall be delivered in accordance with the provisions of Section 18 of this Agreement and shall include a list of the records to be disposed of which shall describe in reasonable detail each file, book or other record accumulation to be disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within that 90 day period, all or any part of those tax records. For purposes of this Section 7.5.4 tax records include, without limitation, journal vouchers, cash vouchers, general ledgers, material contracts, and other related records.

          7.6. Interim Operations. From the Execution Date to the Effective Date, Migration will not, unless COL China Online gives its prior written approval: (a) amend or otherwise change its Memorandum or Articles of Association; (b) issue or sell or authorize for issuance or sale additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating Migration to issue shares of its capital stock; (c) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (d) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) issue any instrument that permits participation in the revenues or profits of Migration; (f) incur any indebtedness except for accounts payable in the ordinary course of its business;
(g) permit the sale or encumbrance of any of the assets of Migration; (h) enter into any employment or severance agreements or similar agreements with any person; or (i) agree to, make, engage in or allow to occur or continue any of the following:

               7.6.1. Any material transaction;

               7.6.2. Any capital expenditure in excess of US$10,000;

               7.6.3. Any changes in its condition (financial or otherwise), liabilities, assets, or business that, when considered individually or in the aggregate, have a Material Adverse Effect;

               7.6.4. The destruction of, damage to, or loss of any asset of Migration (regardless of whether covered by insurance) as a direct or indirect result of the action or inaction of Migration, that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of Migration;

               7.6.5. Any labor troubles or other events or conditions of any character that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) or business of Migration;

               7.6.6. Any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

               7.6.7. Any increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

               7.6.8. The material amendment or termination of any material contract, agreement, or license to which it is a party;

               7.6.9. Any loan to any person or entity, or the guaranteeing of any loan;

               7.6.10. Any mortgage, pledge or other encumbrance of any asset of Migration by Migration or as a direct or indirect result of the action or inaction of Migration; or

               7.6.11. The waiver or release of any right or claim of Migration by Migration.

          7.7. Accuracy Of Representations. Each Party will take all reasonable action necessary to render accurate, as of the Closing, its representations and warranties contained in this Agreement, and it will refrain from taking any action that would render any such representation or warranty inaccurate as of that time. Each Party will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to the terms of this Agreement.

          7.8. Consents, Waivers And Approvals. Each of Migration and COL China Online hereby undertakes to use its best efforts to obtain in writing, as soon as practicable after the Execution Date, all such consents, waivers, approval and authorizations required prior to the consummation of the Exchange.

          7.9. Notice Of Breach Of Warranty. Migration will immediately give notice to COL China Online of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Migration's representations or warranties or a failure by Migration to comply with any covenant, condition or agreement contained in this Agreement. COL China Online will immediately give notice to Migration of the occurrence of any event or the failure of any event to occur that has resulted in a breach of COL China Online's representations or warranties or a failure by COL China Online to comply with any covenant, condition or agreement contained in this Agreement.

          7.10. Additional Documents; Further Assurances. In addition to the schedules and other items specifically required to be furnished hereunder, Migration and COL China Online hereby agree that each will promptly furnish to the other such further schedules, certificates and other instruments and take such other action as may reasonably be requested in order to effectuate the purposes of this Agreement.

          7.11. Notice Of Inaccurate Information. Migration and COL China Online each will notify the other in writing as soon as possible of any events or occurrences that have happened or that may happen and that have caused or that may cause any of the information contained in this Agreement or in the Schedules to this Agreement to become inaccurate or incomplete.

          7.12. Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be directed by COL China Online. Notwithstanding anything to the contrary in this Section, any Party to this Agreement shall be permitted unilaterally to make such notices and to engage in such publicity as it reasonably deems necessary to comply with applicable laws and regulations, including their respective reporting obligations, if any, under the 1934 Act. The provisions of this Section 7.13 shall remain in effect only until the earlier to occur of the Closing or the termination of this Agreement.

       8. Conditions To Performance By All Parties. The obligations of all Parties to effect the Exchange shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          8.1. The Exchange shall have been approved by the Board Of Directors and the Migration Shareholders in accordance with the BVI Act and any other laws applicable to this transaction and Agreement to which Migration is subject.

          8.2. The Exchange shall have been approved by the board of directors of COL China Online in accordance with Delaware Law.

          8.3. At the Effective Date, there shall not be in effect any court order restraining or prohibiting consummation of the Exchange, or any pending proceeding brought by, or before, any governmental commission, board, agency, court or body with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Exchange or in which it is sought to obtain divestiture of a material amount of assets of either Migration, and its Subsidiaries taken as a whole, or COL China Online.

       9. Conditions Precedent To Performance By Migration. The obligations of Migration to effect the Exchange shall be, at Migration's option, subject to the fulfillment at or prior to the Effective Date of the following conditions (unless any or all of them is waived by Migration):

          9.1. The representations and warranties of COL China Online set forth in this Agreement, including the attached Schedules, shall be true and correct in all material respects at and as of the Execution Date and shall be true and correct in all material respects at and as of the Effective Date as though made at and as of the Effective Date, except for changes which do not have a Material Adverse Effect on COL China Online and except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Migration. Migration shall have received a certificate of COL China Online, dated the Effective Date and duly executed by its President and Secretary, as to the accuracy of their respective representations and warranties as of the Effective Date.

          9.2. Migration shall have received an opinion of counsel from legal counsel to COL China Online, dated the Effective Date, substantially to the effect that:

               9.2.1. The incorporation, existence, good standing and capitalization of COL China Online are as stated in this Agreement and the shares of COL China Online Common Stock to be issued to and received by the Migration Shareholders pursuant to this Agreement will be duly and validly authorized and issued, fully paid and non-assessable.

               9.2.2. COL China Online has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by COL China Online, and (assuming the due and valid authorization, execution and delivery by Migration) constitutes the legal, valid and binding agreement of COL China Online.

               9.2.3. To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against COL China Online by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               9.2.4. The execution and performance by COL China Online of this Agreement will not violate the Certificate Of Incorporation, as amended, or Bylaws of COL China Online.

               9.2.5. To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of COL China Online for consummation of the transactions contemplated by this Agreement.

               In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of COL China Online, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

          9.3. COL China Online shall have completed a public offering of at least 1,000,000 shares of common stock.

          9.4. COL China Online shall have performed all obligations required to be performed by them and shall have furnished all documents, schedules and instruments required to be furnished by them under this Agreement at or prior to the Effective Date. Migration shall have received a certificate of COL China Online, dated the Effective Date and duly executed by its President to this effect.

      10. Conditions Precedent To Performance By COL China Online. The obligations of COL China Online to effect the Exchange shall be, at COL China Online's option, subject to the fulfillment at or prior to the Effective Date of the following conditions:

          10.1. The representations and warranties of Migration set forth in this Agreement, including the attached Schedules, shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Effective Date as though made at and as of the Effective Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by COL China Online. COL China Online shall have received a certificate of Migration, dated the Effective Date and duly executed by its President and Secretary, as to the accuracy of its representations and warranties.

          10.2. COL China Online shall have received an opinion of counsel from legal counsel to Migration, dated the Effective Date, substantially to the effect that:

                10.2.1. The incorporation, existence, good standing and capitalization of Migration are as stated in this Agreement; all outstanding shares of Migration Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Migration to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement.

                10.2.2. Migration has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Migration, and (assuming the due and valid authorization, execution and delivery by COL China Online) constitutes the legal, valid and binding agreement of Migration.

                10.2.3. To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Migration or its Subsidiaries by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                10.2.4. The execution and performance by Migration of this Agreement will not violate the Memorandum and Articles of Association of Migration.

                10.2.5. To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Migration or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

                In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Migration, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

          10.3. Migration shall have performed all obligations required to be performed by it and shall have furnished all documents, schedules and instruments required to be furnished by it under this Agreement at or prior to the Effective Date. COL China Online shall have received a certificate of Migration, dated the Effective Date and duly executed by its President to this effect.

          10.4. On or before the date of Closing, all necessary approvals and consents of any Parties as set forth in Schedule 6.5 shall have been obtained by Migration and delivered to COL China Online.

          10.5. At or before the Closing, COL China Online shall have been furnished with all documents that they reasonably may require for the purpose of enabling them to pass upon the valid exchange of the COL China Online Common Stock for Migration Common Stock and in order to evidence the accuracy of any of the representations or warranties and the fulfillment of any of the conditions contained in this Agreement. All proceedings taken by Migration in connection with the consummation of transactions contemplated by this Agreement shall be satisfactory in form and substance to COL China Online.

      11. Indemnification By COL China Online. COL China Online hereby agrees to indemnify and hold harmless Migration, Migration's officers, directors, shareholders, employees and agents against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

          11.1. Any breach of COL China Online's covenants, agreements, warranties or representations contained in this Agreement.

          11.2. Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning COL China Online or its operations.

          11.3. The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning COL China Online or their operations.

          11.4. The operations of COL China Online, or the acts of their employees, acting in their capacities as such, prior to the Closing, except that COL China Online shall not indemnify Migration or its officers, directors, employees and agents for liabilities incurred by Migration in the ordinary course of business prior to the Closing.

          11.5. Actions or inactions of COL China Online, or the agents of COL China Online acting in their capacity as agents, prior to the Closing, except any such costs or losses incurred through reasonable and good faith acts in the ordinary course of the business of COL China Online.

      12. Indemnification By Migration And The Migration Shareholders.


          12.1. Migration and the Migration Shareholders hereby agree to jointly and severally indemnify and hold harmless COL China Online and COL China Online's officers, directors, employees and agents against any and all losses, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

                12.1.1. Any breach of Migration's covenants, agreements, warranties or representations contained in this Agreement.

                12.1.2. Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning Migration and its operations.

                12.1.3. The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, including Migration's representations contained in Section 6.19 regarding undisclosed liabilities, but only if the omission relates to information concerning Migration and its operations.

                12.1.4. The operations of Migration or the acts of their employees, acting in their capacities as such, prior to the Closing, except that the Migration Shareholders shall not indemnify COL China Online or COL China Online's officers, directors, employees and agents for liabilities incurred by COL China Online through reasonable and good faith acts in the ordinary course of business of Migration prior to the Closing.

                12.1.5. Actions or inactions of Migration, or the agents of Migration (excluding sales agents) acting in their capacity as agents, prior to the Closing, except any such costs or losses incurred through reasonable and good faith acts in the ordinary course of the business of Migration.

          12.2. The Migration Shareholders represent and warrant to COL China Online as follows:

                12.2.1. Benefits Of Agreement. All the outstanding capital stock of Migration is owned by the Migration Shareholders in the amounts described in
Section 4.1.2. The Migration Shareholders acknowledge and agree that the Migration Shareholders will be receiving benefit from the transactions entered into pursuant to this Agreement and other transactions entered into between and among the Migration Shareholders, Migration and/or COL China Online in connection with the transactions contemplated by this Agreement.

                12.2.2. Reliance On Representations And Warranties. The Migration Shareholders understand that COL China Online, in entering into this Agreement, is relying upon the agreements, representations, and warranties made by Migration and upon the agreement of the Migration Shareholders herein made in this Section 12.

      13. Notice Of Claim. Should any Party (the "Indemnified Party") suffer any loss, damage or expense for which the other Party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to
Section 11 or 12 of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any matter hereunder if the Indemnified Party has failed to use its best efforts to notify the Indemnifying Party thereof in accordance with the provisions of the Agreement in sufficient time to permit the Indemnifying Party and its counsel to defend against such matter and to make a timely response thereto, including without limitation, the preparation and assertion of an answer or other responsive motion to a complaint, petition, notice or other legal, equitable or administrative process relating to any such claim. Notice of the intention of the Indemnifying Party to contest any such claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party's own expense if the Indemnifying Party selects different counsel of its own choosing. If the Indemnifying Party does not elect to contest any such claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim. If the Indemnifying Party elects to contest any claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such claim.

      14. Closing. Subject to the terms and conditions contained in this Agreement, the Closing shall take place within seven business days after completion of the public offering described in Section 9.3, or on such other date or at such other time as shall be agreed to by the Parties, by exchange of documents by overnight courier or facsimile. At the Closing, the following shall occur:

          14.1. Migration shall deliver to COL China Online (a) a certificate executed by the President and Secretary of Migration dated as of the Closing certifying that the representations and warranties of Migration in this Agreement are true and correct in all material respects at and as of the Effective Date as though each representation and warranty had been made on that date; (b) the stock book, stock ledger, minute book and corporate seal of Migration, and (c) such other documents as are required to be delivered to COL China Online under the terms of this Agreement, including the opinion of counsel described in Section 10.2.

          14.2. The Migration Shareholders shall deliver to COL China Online stock certificates representing the shares of Migration Common Stock that are being exchanged for COL China Online Common Stock pursuant to Section 4 of this Agreement together with duly executed stock powers and assignments transferring those shares to COL China Online.

          14.3. COL China Online shall deliver to each of the Migration Shareholders, upon receipt from the Migration Shareholders by COL China Online of the stock certificates described in Section 14.2, stock certificates representing the shares of COL China Online Common Stock to be issued pursuant to this Agreement in exchange for Migration Common Stock and the opinion of counsel described in Section 9.2.

          14.4. COL China Online shall deliver to Migration (a) a certificate executed by the President of COL China Online dated as of the Closing, certifying that the representations and warranties of COL China Online in this Agreement are true and correct in all material respects at and as of the Effective Date, as though each representation and warranty had been made on that date; and (b) such other documents are required to be delivered to Migration under the terms of this Agreement.

          14.5. Power shall execute and deliver to COL China Online the Noncompetition Agreement pursuant to Section 2.4 of this Agreement.

          14.6. Each of Parties agrees that it will at any time and from time to time after the Closing, upon the request of any other Party, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, powers of attorney and assurances as may be required for the purpose of effectuating the consummation of the transactions contemplated by this Agreement.

      15. Termination And Abandonment Of The Exchange.

          15.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the consummation of the Exchange by the mutual consent of the Boards Of Directors of COL China Online and Migration.

          15.2. Effect Of Termination. In the event of termination and abandonment under Section15.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or their respective officers and directors, except that the provisions of the second sentence of
Section 7.1 hereof and the provisions of Section 22 hereof shall continue in effect.

      16. Amendment Or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or condition hereof may be waived, but only by a written instrument executed by Migration and COL China Online; provided, however, the terms of the Exchange concerning the ratio of the conversion of shares of Migration Common Stock may be amended, modified or superseded only with the approval of COL China Online and Migration and the Migration Shareholders. Except as expressly otherwise required by the previous sentence or applicable law, no shareholders approval shall be required for any amendment, modification or waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

      17. Entire Agreement. This Agreement, together with the Schedules hereto, and the documents referred to herein, constitutes the entire agreement among the Parties with respect to the Exchange, and supersedes all prior arrangements or understandings with respect thereto.

      18. Notice. All notices, requests, demands, directions and other communications ("Notices") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this
Section 18. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 18. When sent by telecopier or facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

         MIGRATION:

         Migration Developments Limited
         ATTN:  K.C. Chan
         Suite 1408 Lippo Sun Plaza
         28 Canton Road
         Kowloon, Hong Kong
         Facsimile:  852-2730-4291

         COL CHINA ONLINE:

         COL China Online International Inc.
         ATTN:  Mark K. Shaner
         3177 South Parker Road
         Aurora, Colorado 80014
         Facsimile:  (303) 695-1047

         MIGRATION SHAREHOLDERS:

         K.C. Chan
         Zhang Qi Yu
         c/o Migration Developments Limited
         Suite 1408 Lippo Sun Plaza
         28 Canton Road
         Kowloon, Hong Kong
         Facsimile:  852-2730-4291

      Any Party may change his or its  respective  address for  purposes of this
Section 18 by giving the other Party Notice of the new address in the manner set forth above.

      19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

      20. Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      21. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      22. Expenses. Regardless of whether the transactions provided for herein are consummated, each Party to this Agreement will pay its respective costs and expenses.

      23. Nature And Survival Of Representations. All statements contained in this Agreement and in the Schedules to this Agreement shall be deemed representations and warranties by the applicable Party under this Agreement. All representations and warranties made by the Parties in this Agreement or pursuant to this Agreement shall be true and accurate as of the Closing in all material respects. The obligation that the representations and warranties be accurate as of the Closing in all material respects shall survive the Closing and continue in full force and effect. In addition, all obligations relating to indemnification under this Agreement shall survive the Closing and continue in full force and effect.

      24. Benefits And Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. The Parties agree that this Agreement is made solely for the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms "successor" or the term "successors and assigns" as used in this Agreement shall not include any holders of the Migration Common Stock, or recipients of the COL China Online Common Stock pursuant to this Agreement.

      25. Specific Performance. Each Party's obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under the law.

      26. Brokers. Each of COL China Online and Migration represents and warrants to the other that all of its negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any Party hereto for a finder's fee, brokerage commission or other like payment.

      27. Costs. If any legal action or other proceeding is brought by one of the Parties to this Agreement against another Party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      28. Termination On Default. If COL China Online or Migration materially defaults in the due and timely performance of any of its or their warranties, covenants or agreements under this Agreement, then the nondefaulting Party may at the time set for the Closing give notice of termination of this Agreement, in the manner provided in Section 18. A notice shall specify with particularity the default or defaults on which the notice is based. The defaulting Party, however, shall have the right to cure such default or defaults within 30 days after the date set for Closing. The termination shall be effective 30 days after the date set for Closing, unless the specific default or defaults have been cured on or before this effective date for termination.

      29. Choice Of Law. This Agreement shall be governed by, construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

                    [This page is left intentionally blank.]

     IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                            MIGRATION:

                                            MIGRATION DEVELOPMENTS LIMITED


Date:   June 8, 2000                        By:  /s/ K.C. Chan
        -------------------------                -----------------------------
                                            K.C. Chan, Director

ATTEST:

/s/ [SIGNATURE SYMBOL]
---------------------------------


                                            COL CHINA ONLINE:

                                            COL CHINA ONLINE INTERNATIONAL INC.



Date:   June 8, 2000                        By:  /s/ Mark K. Shaner
        -------------------------                -----------------------------
                                                 Mark K. Shaner, President
ATTEST:

/s/ Gloria Michel
---------------------------------
Gloria Michel
                                            MIGRATION SHAREHOLDERS:

                                            FIRST STRIKE SECURITIES LIMITED


Date:   June 8, 2000                        By:  /s/ Zhang Qi Yu
        -------------------------                -----------------------------
                                                 Zhang Qi Yu, Director

                                            HONVIEW INTERNATIONAL LIMITED


Date:   June 8, 2000                        By:  /s/ K.C. Chan
        -------------------------                -----------------------------
                                                 K.C. Chan, Director